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                                                                    EXHIBIT 5.01

                               February 23, 1996

Board of Directors
United Cities Gas Company
5300 Maryland Way
Nashville, Tennessee 37023

Ladies/Gentlemen:

     I have acted as counsel for United Cities Gas Company (the "Company") in connection with the proposed offering to eligible participants under the Company's Dividend Reinvestment and Stock Purchase Plan of an aggregate of 1,000,000 shares of the authorized and unissued Common Stock, without par value (the "Shares"), of the Company.

     I have examined such corporate records and other documents and matters of law as I have deemed necessary in order to enable me to express the opinion hereinafter set forth.

     Based upon the foregoing, I am of the opinion that the Shares, when issued and sold pursuant to, and for the consideration expressed in the said Dividend Reinvestment and Stock Purchase Plan, and in accordance with orders duly entered by the state regulatory commissions which cover such issuances, will constitute legally issued, fully paid and non-assessable shares of Common Stock, without par value, of the Company.

     I hereby consent to the use of this opinion as an Exhibit 5.01 to the Registration Statement on Form S-3 filed with the Securities and Exchange Commission with respect to the Shares and to the use of my name and the reference to myself in said Registration Statement and in the related Prospectus.

                                          Respectfully yours,

                                          By:     /s/  MARK G. THESSIN

                                            ------------------------------------
                                                   Mark G. Thessin, Esq.
                                            Vice President -- Regulatory Affairs
                                                 United Cities Gas Company